THIS DOCUMENT IS A COPY OF THE SCHEDULE 13G FILED ON FEBRUARY 18, 1997 PURSUANT
                   TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                                 (RULE 13D-102)

             Information Statement pursuant to Rules 13d-1 and 13d-2

                    Under the Securities Exchange Act of 1934


                         CHANCELLOR BROADCASTING COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)


                      CLASS A COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   158910 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

--------------------------------------                   -----------------------
        CUSIP No. 158910 10 9                 13G             Page 2 of 17 Pages
--------------------------------------                   -----------------------


================================================================================
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HM2/HMW, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (A)  [_]
                                                                  (B)  [X]


--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Texas
--------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                          0
           NUMBER OF            ------------------------------------------------
            SHARES               6       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       1,185,521
             EACH               ------------------------------------------------
           REPORTING             7       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                ------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                         1,185,521
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,185,521
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9                         [_]
        EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON

        PN
================================================================================


* The reporting person expressly disclaims the existence of any group.

--------------------------------------                   -----------------------
        CUSIP No. 158910 10 9                 13G             Page 3 of 17 Pages
--------------------------------------                   -----------------------


================================================================================
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Hicks, Muse Tate & Furst Equity Fund II, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (A) [_]
                                                                  (B) [X]


--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                         0
           NUMBER OF            ------------------------------------------------
            SHARES               6       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                      1,186,912
             EACH               ------------------------------------------------
           REPORTING             7       SOLE DISPOSITIVE POWER
            PERSON
             WITH                        0
                                ------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                         1,186,912
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,186,912
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9                    [_]
        EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON

        PN
================================================================================


* The reporting person expressly disclaims the existence of any group.

--------------------------------------                   -----------------------
        CUSIP No. 158910 10 9                 13G             Page 4 of 17 Pages
--------------------------------------                   -----------------------


================================================================================
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HM2/GP Partners, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  [_]
                                                                     (b)  [X]

--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Texas
--------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                         0
           NUMBER OF            ------------------------------------------------
            SHARES               6       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                      1,186,912
             EACH               ------------------------------------------------
           REPORTING             7       SOLE DISPOSITIVE POWER
            PERSON
             WITH                        0
                                ------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                         1,186,912
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,186,912
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9                         [_]
        EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON

        PN
================================================================================


* The reporting person expressly disclaims the existence of any group.

--------------------------------------                   -----------------------
        CUSIP No. 158910 10 9                 13G             Page 5 of 17 Pages
--------------------------------------                   -----------------------


================================================================================
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Hicks, Muse GP Partners, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  [_]
                                                                     (b)  [X]

--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Texas
--------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                         0
           NUMBER OF            ------------------------------------------------
            SHARES               6       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                      1,186,912
             EACH               ------------------------------------------------
           REPORTING             7       SOLE DISPOSITIVE POWER
            PERSON
             WITH                        0
                                ------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                         1,186,912
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,186,912
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9                         [_]
        EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON

        PN
================================================================================


* The reporting person expressly disclaims the existence of any group.

--------------------------------------                   -----------------------
        CUSIP No. 158910 10 9                 13G             Page 6 of 17 Pages
--------------------------------------                   -----------------------


================================================================================
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Hicks, Muse Fund II Incorporated
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  [_]
                                                                     (b)  [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Texas
--------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                         0
          NUMBER OF             ------------------------------------------------
           SHARES                6       SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                       1,186,912
            EACH                ------------------------------------------------
          REPORTING              7       SOLE DISPOSITIVE POWER
           PERSON
            WITH                         0
                                ------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                         1,186,912
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,186,912
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9                         [_]
        EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON

        CO
================================================================================


* The reporting person expressly disclaims the existence of any group.

ITEM 1.

   (a)   Name of Issuer:

         Chancellor Broadcasting Company

   (b)   Address of Issuer's Principal Executive Offices:

               12655 N. Central Expressway, Suite 405
               Dallas, Texas  75243


ITEM 2.

   (a)   Name of Person(s) Filing:

               This statement is being filed pursuant to Section 13(g) of the Securities Exchange Act, as amended (the "Exchange Act"), and Rule 13d-1(c) promulgated thereunder, by the following persons (the "Filing Parties"):

               1.    HM2/HMW, L.P. ("HM2/HMW")
               2.    Hicks, Muse, Tate & Furst Equity Fund II,
                     L.P. ("HMTF Fund II")
               3.    HM2/GP Partners, L.P. ("HM2/GP Partners");
               4.    Hicks, Muse GP Partners, L.P. ("GP
                     Partners"); and
               5.    Hicks, Muse Fund II Incorporated ("HM II
                     Inc.").

   (b)   Address of Principal Business Office or, if none,
         Residence:

               The address of the principal business office of each of the Filing Parties is 200 Crescent Court, Suite 1600, Dallas, Texas 75201.

   (c)   Citizenship:

               The place of organization of HMTF Fund II is Delaware. The place of organization of each of the other Filing Parties is Texas.

   (d)   Title of Class of Securities:  Class A Common Stock,
         $0.01 par value (the "Class A Common Stock")

   (e)   CUSIP Number:  158910 10 9


                                 Page 7 of 17 Pages

ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         Not Applicable.

ITEM 4.  Ownership

         (a) As of December 31, 1996: HM2/HMW owned of record 1,185,521 shares of Class A Common Stock; HMTF Fund II owned of record 1,391 shares of Class A Common Stock, and is the general partner of HM2/HMW and, therefore, may be deemed to be the beneficial owner of 1,185,521 shares of Class A Common Stock owned of record by HM2/HMW; HM2/GP Partners is the general partner of HMTF Fund II and, therefore, may be deemed to be the beneficial owner of 1,186,912 shares of Class A Common Stock beneficially owned by HMTF Fund II; GP Partners is the general partner of HM2/GP Partners and, therefore, may be deemed to be the beneficial owner of 1,186,912 shares of Class A Common Stock beneficially owned by HM2/GP Partners; and, HM II Inc. is the general partner of GP Partners and, therefore, may be deemed to be the beneficial owner of 1,186,912 shares of Class A Common Stock beneficially owned by GP Partners.

         (b) As of December 31, 1996, the Filing Parties each beneficially owned approximately 12.0% of the outstanding Class A Common Stock of the Company.

         (c) As of December 31, 1996, the Filing Parties had the sole power to vote or direct the vote, shared power to vote or direct the vote, sole power to dispose or to direct the disposition of, and shared power to dispose or to direct the disposition of, that number of shares of Class A Common Stock as is set forth in items 5 through 8 of the cover pages (pages 2 through 6 of this Schedule) for each of the Filing Parties.

ITEM 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

         Not Applicable.

                                 Page 8 of 17 Pages

ITEM 6.  Ownership of More than Five Percent on Behalf of
         Another Person

         The right to receive any interest in the shares of Class A Common Stock held by each of the Filing Parties, including any dividends and proceeds from the sale of such shares received by the Filing Parties, are governed by each of such Filing Parties organizational documents. Thomas O. Hicks is the controlling shareholder and the Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer and Secretary of HM II Inc. and, therefore, may be deemed to beneficially own all or a portion of the shares of Class A Common Stock beneficially owned by HM II Inc.

ITEM 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the
         Parent Holding Company

         Not Applicable.

ITEM 8.  Identification and Classification of Members of the
         Group

         Not Applicable.

ITEM 9.  Notice of Dissolution of Group

         Not Applicable.

ITEM 10. Certification

         Not Applicable.


                                 Page 9 of 17 Pages

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


  February 13, 1997                          HICKS, MUSE FUND II INCORPORATED
  -----------------
       Date

                                             By: /s/ Thomas O. Hicks
                                                -----------------------
                                                Name:  Thomas O. Hicks
                                                Title: Chairman and Chief
                                                       Executive Officer


                               Page 10 of 17 Pages

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


  February 13, 1997                      HICKS, MUSE GP PARTNERS, L.P.
  -----------------
       Date
                                        By:  HICKS, MUSE FUND II
                                             INCORPORATED, its general
                                               partner

                                             By: /s/ Thomas O. Hicks
                                                -----------------------
                                                Name:  Thomas O. Hicks
                                                Title: Chairman and Chief
                                                       Executive Officer




                              Page 11 of 17 Pages

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


  February 13, 1997                     HM2/GP PARTNERS, L.P.
  -----------------
       Date
                                         By:  HICKS, MUSE GP PARTNERS, L.P., its
                                               general partner

                                         By:  HICKS, MUSE FUND II INCORPORATED,
                                               its general partner


                                             By: /s/ Thomas O. Hicks
                                                -----------------------
                                                Name:  Thomas O. Hicks
                                                Title: Chairman and Chief
                                                       Executive Officer



                               Page 12 of 17 Pages

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


  February 13, 1997                    HICKS, MUSE, TATE & FURST EQUITY
  -----------------                    FUND II, L.P.
       Date

                                       By: HM2/GP PARTNERS, L.P., its general
                                           partner

                                       By: HICKS, MUSE GP PARTNERS, L.P., its
                                           general partner

                                       By: HICKS, MUSE FUND II INCORPORATED,
                                           its general partner

                                             By: /s/ Thomas O. Hicks
                                                -----------------------
                                                Name:  Thomas O. Hicks
                                                Title: Chairman and Chief
                                                       Executive Officer


                               Page 13 of 17 Pages

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


  February 13, 1997                      HM2/HMW, L.P.
  -----------------
       Date
                                          By: HICKS, MUSE, TATE & FURST EQUITY
                                              FUND II, L.P., its general partner

                                          By: HM2/GP PARTNERS, L.P., its general
                                              partner

                                          By: HICKS, MUSE GP PARTNERS, its
                                              general partner

                                          By: HICKS, MUSE FUND II INCORPORATED,
                                              its general partner


                                             By: /s/ Thomas O. Hicks
                                                -----------------------
                                                Name:  Thomas O. Hicks
                                                Title: Chairman and Chief
                                                       Executive Officer


                               Page 14 of 17 Pages

                                  Exhibit Index



Name of Exhibit                                                      Page Number
---------------                                                      -----------

A.   Joint Filing Agreement dated February 13, 1997 among Hicks,        16
     Muse Fund II Incorporated, Hicks, Muse GP Partners, L.P.,
     HM2/GP Partners, L.P., Hicks, Muse, Tate & Furst Equity Fund
     II, L.P. and HM2/HMW, L.P.





                               Page 15 of 17 Pages